Exhibit (a)(1)(4)

United States

Unconditional Mandatory General Offers

By

Morgan Stanley Asia Limited

On Behalf Of

AsiaCo Acquisition Ltd.

To Acquire All The Issued Shares of

And For Cancellation of All Outstanding Options Of

Asia Satellite Telecommunications Holdings Limited

(Other Than Those Shares Held by AsiaCo Acquisition Ltd. (if any) and

Parties Acting in Concert With It)

ASIACO ACQUISITION LTD. (Incorporated in the British Virgin Islands with limited liability with registered number 1373477)	ASIA SATELLITE TELECOMMUNICATIONS HOLDINGS LIMITED (Incorporated in Bermuda with limited liability) (Stock code: 1135)

THE US SHARE OFFER WILL REMAIN OPEN FOR ACCEPTANCE BY ADS HOLDERS DURING THE OFFER PERIOD. THE OFFER PERIOD FOR ACCEPTANCES AND WITHDRAWALS WILL EXPIRE AT 4:00 P.M. (HONG KONG TIME), 4:00 A.M. (NEW YORK CITY TIME), ON JUNE 26, 2007 (UNLESS EXTENDED TO A LATER CLOSING DATE. AT THE CONCLUSION OF THE OFFER PERIOD). ADS HOLDERS WILL HAVE THE RIGHT TO WITHDRAW THEIR ACCEPTANCE OF THE OFFER FROM THE DATE OF THIS LETTER UNTIL THE SPECIFIED TIME ON THE LAST DAY OF THE OFFER PERIOD. PLEASE NOTE THAT THE TENDER AGENT’S HOURS OF BUSINESS ARE FROM 9:00AM TO 5:00PM NEW YORK TIME.

May 25, 2007

To Our Clients:

Enclosed for your consideration is the US Offer Document dated May 25, 2007, of AsiaCo Acquisition Ltd., a company incorporated in the British Virgin Islands, with limited liability (“the Offeror”) and Asia Satellite Telecommunications Holdings Limited, a company incorporated in Bermuda with limited liability (“AsiaSat”), and the Letter of Transmittal relating to the US Share Offer by the Offeror to purchase, upon the terms and subject to the conditions set forth in the US Offer Document and the accompanying Blue Form of Acceptance (as defined in the US Offer Document), all of the issued and to be issued ordinary shares, par value HK$0.10 each (“AsiaSat Shares”), of AsiaSat, held by residents of the United States (“US Shareholders”), and all of the issued American Depositary Shares (“ADSs”), each representing ten AsiaSat Share and evidenced by American Depositary Receipts (“ADRs”), held by all ADS Holders, wherever located. The offer price for the ADSs is HK$160.00 per ADS (10 times the Share Offer Price of HK$16.00 per AsiaSat Share since each ADS represents 10 AsiaSat Shares), less the AsiaSat final dividend of HK$0.27 per AsiaSat Share for the financial year ended December 31, 2006 paid on May 22, 2007 to ADS Holders who were on the records maintained by or on behalf of the ADS Depositary of AsiaSat at 4:30 p.m. (Hong Kong time) on May 10, 2007 and retained by them. Accordingly, ADS Holders who accept the US Share Offer will receive a net sum of HK$157.30 (which shall be converted into US dollars) per duly accepted AsiaSat Share within 10 days after the Closing Date, less any fees and expenses in connection with currency conversions and withholding taxes. The US Share Offer will remain open for acceptance by US Shareholders during the Offer Period, which expires at 4:00am EST on June 26, 2007 (the “Closing Date”), unless extended to a later closing date at the conclusion of the Offer Period. US Shareholders have the right to withdraw their acceptance of the US Share Offer from the date of this letter until the Closing Date. Certain terms used herein and not otherwise defined herein shall have the respective meanings assigned to them in the U.S. Offer Document.

We are the holder of record of ADSs evidenced by ADRs held by us for your account. An acceptance of the US Share Offer in respect of such ADSs can be made only by us as the holder of record and pursuant to your instructions. Accordingly, we request instructions as to whether you wish to have us accept the US Share Offer on your behalf in respect of any or all ADSs held by us for your account pursuant to the terms and subject to the conditions set forth in the US Offer Document.

Your attention is directed to the following:

1. The US Share Offer is being made for all of the issued and to be issued AsiaSat Shares and all of the issued ADSs. The Share Offer is being made as the result of the completion of a transaction (the “Exchange Transaction”) pursuant to which SES, a company incorporated in the Grand Duchy of Luxembourg, SES redeemed General Electric Capital Corporation’s entire indirect holding of SES shares (of approximately 19 per cent. of the issued share capital of SES) in exchange for shares of a new company holding a number of assets and cash, including SES’s entire shareholding in Bowenvale, a company incorporated under the laws of the British Virgin Islands with limited liability that currently owns approximately 68.75 per cent. of the AsiaSat Shares in issue. The Executive Director of the Corporate Finance Division of the Securities and Futures Commission of Hong Kong has taken the view that the transfer of the whole of the legal and beneficial ownership of shares in Bowenvale held indirectly by SES, on completion, triggered a mandatory general offer obligation for all the AsiaSat Shares and Options under Hong Kong Code on Takeovers and Mergers. As a result, the Offeror is obliged to make the Offers.

2. The US Share Offer is on the terms and subject to the conditions set forth in Appendix I to the US Offer Document and the accompanying Forms of Acceptance.

3. The Offer Period for acceptances and withdrawals will remain open for acceptance until 4:00 p.m. Hong Kong time, 4:00 a.m. New York City time, on June 26, 2007, unless extended to a later closing date (in accordance with the terms thereof).

4. Registered holders of ADSs on the books of The Bank of New York will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes applicable to a sale of ADSs to the Offeror.

If you wish to have us accept the US Share Offer in respect of any or all of the ADSs evidenced by ADRs held by us for your account, please so instruct us by completing, executing and returning to us the Instruction Form contained in this letter. If you authorize us to accept the US Share Offer in respect of your ADSs, the US Share Offer will be accepted in respect of all such ADSs unless otherwise indicated in such Instruction Form. Your instructions should be forwarded to us in ample time to permit us to accept the US Share Offer on your behalf before the US Share Offer expires at 4:00 p.m. Hong Kong time, 4:00 a.m. New York City time, on June 26, 2007, unless extended to a later closing date.

To withdraw an acceptance in relation to the US Share Offer, you must deliver a written notice of withdrawal with the name of the person who has tendered the AsiaSat Shares, the number of AsiaSat Shares to be withdrawn, and bearing the original signature of the relevant accepting AsiaSat Shareholder or his/her agent(s) duly appointed in writing (evidence of whose appointment satisfactory to the Offeror is produced with the notice of withdrawal) to the Tender Agent before the Closing Date. The US Share Offer will be deemed not to have been validly accepted in respect of any AsiaSat Shares acceptances for which have been validly withdrawn.

The specimen Letter of Transmittal is furnished to you for your information only and cannot be used by you to accept the US Share Offer in respect of ADSs held by us for your account.

This document should not be forwarded or transmitted in or into any jurisdiction where to do so would constitute a violation of the relevant laws in such jurisdiction.

INSTRUCTIONS WITH RESPECT TO THE

United States

Unconditional Mandatory General Offer

By

Morgan Stanley Asia Limited

On Behalf Of

AsiaCo Acquisition Ltd.

To Acquire All The Issued Shares of

Asia Satellite Telecommunications Holdings Limited

(Other Than Those Shares Held by AsiaCo Acquisition Ltd. (if any) and

Parties Acting in Concert With It)

The undersigned acknowledge(s) receipt of your letter and the US Offer Document and the related Letter of Transmittal relating to the US Share Offer by the Offeror to purchase, upon the terms and subject to the conditions set forth in the US Offer Document and the accompanying Forms of Acceptance, all of the issued and to be issued AsiaSat Shares and all of the issued ADSs.

This will instruct you to accept the US Share Offer in respect of the number of ADSs evidenced by ADRs indicated below (or, if no number is indicated below, all ADSs) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the US Offer Document.

Certain terms used herein and not otherwise defined herein shall have the respective meaning assigned to them in the US Offer Document.

Dated                     , 2007

Number of ADSs to be Tendered*

* Unless otherwise indicated, it will be assumed that the US Share Offer is to be accepted in respect of all ADSs held by us for your account.

Signature(s)

Name(s)

(Please Type or Print)

Address(es)

(including Zip Code)

Area Code(s) and Telephone Number(s)

Employer Identification or Social Security No(s).

Account Number